UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006

CORAUTUS GENETICS INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-15833	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

(Address of principal executive offices, including zip code)

(404) 526-6200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 31, 2006, our wholly-owned subsidiary, Vascular Genetics Inc. (“VGI”), entered into a Fourth Amendment to Amended and Restated License Agreement with Human Genome Sciences, Inc. (“HGS”) regarding HGS’s license of certain VEGF-2 intellectual property to VGI. The Fourth Amendment extends the date by which we are required to initiate a Phase III clinical trial on the VEGF-2 product from on or before December 31, 2006 to on or before June 30, 2007. Additionally, the Fourth Amendment updates the list of patents that are subject to our license. Other than such amendments, all terms of the Amended and Restated License Agreement, as amended, remain the same. In addition to the relationship created by the License Agreement, HGS is a stockholder of Corautus.

Additionally, on February 2, 2006, we entered into a Third Amendment to Development Agreement with Boston Scientific Corporation (“BSC”) regarding our collaboration with BSC for development of VEGF-2 products. Pursuant to the Development Agreement, we are required to use our commercially reasonable efforts to meet certain development milestones. The Third Amendment extends the time by which we are required to meet such development milestones. Other than such development milestone extension, all terms of the Development Agreement, as amended, remain the same. In addition to the relationship created by the Development Agreement, BSC is a stockholder of Corautus and BSC and Corautus are parties to various other agreements, including a Distribution Agreement whereunder BSC is granted exclusive rights to distribute our VEFG-2 products, if any, for diseases of the heart and peripheral vascular system.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: February 3, 2006	/s/ Jack W. Callicutt

Jack W. Callicutt Vice President - Finance and Administration Chief Accounting Officer